IMAX CORPORATION
Exhibit 99.1

IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX TO DELAY FILING OF 2006 10-K
Company is evaluating an estimated $2.5 million of identified accounting errors that occurred between 2001-2006
Company also announces 7 installs and 9 signings for fourth quarter

Toronto, Canada — March 16, 2007 — IMAX Corporation (NASDAQ:IMAX; TSX:IMX) announced today that it will delay the filing of its Form 10-K for fiscal 2006 beyond the filing deadline of March 16, 2007. Management and the Audit Committee of the Board of Directors are evaluating certain identified accounting errors with a currently expected impact of approximately $2.5 million over six years. As a result, the Company intends to file restated financial statements for certain periods during those years.
Separately, the Company announced that it had installed 7 theater systems in the fourth quarter of 2006, signed deals for 9 theater systems in the period and finished 2006 with approximately $27 million in cash and short-term investments.
“The timing of these accounting issues is particularly unfortunate because it masks significant business developments which have affected our business in a very positive way,” said Richard L. Gelfond and Bradley J. Wechsler, IMAX’s co-CEOs and co-Chairmen. “Specifically, the record-breaking performance of the recent film 300, along with our recent joint venture agreement with Regal Cinemas, the world’s largest exhibitor, and five-system deal with Dickinson Theaters, our largest theatre sale or lease deal since 2004, have increased our confidence in the business.”
The Company intends to file its 2006 Form 10-K on or before March 30, 2007, and will therefore file with the Securities and Exchange Commission a Form 12b-25 Notification of Late Filing, and indicate that its 10-K filing is expected to be made within the 15-day grace period. Until then, management and the Audit Committee have stated that the Company’s prior-filed financial statements for the years and periods involved should not be relied upon.
The Company and its auditors, PricewaterhouseCoopers LLP, remain in the process of analyzing the errors and the Company will make a subsequent announcement when it concludes this analysis. The estimated $2.5 million in errors that occurred during 2001-2006 relate to the accounting treatment of certain costs previously capitalized that should have been expensed as incurred and unrecorded branch-level interest taxes, as well as certain adjustments for errors determined to have been immaterial and previously identified in the related periods. The Company is also evaluating the effect of these matters on its internal control over financial reporting and expects to report material weaknesses with respect to certain of these matters.
“We recognize that the delay in filing the 10-K and the underlying causes are unacceptable, and we are committed to rebuilding our financial staff,” said Messrs. Gelfond and Wechsler. “All of the identified errors relating to the current situation arise from prior quarters and prior years. In August 2006, our Chief Financial Officer resigned and, since then, we have been ably led by our Acting Chief Financial Officer, Edward MacNeil. We have been engaged in the process of hiring a permanent CFO, have interviewed several strong candidates to date, and can assure our constituencies that we have no higher priority than the smooth functioning of our finance area.”

The results set forth in this press release, including estimated restatement impacts, are preliminary and reflect known adjustments. These results are subject to change as a result of any adjustment arising from the restatement process, subsequent events and the completion of the audit of the financial statements by the Company’s independent auditors, PricewaterhouseCoopers, LLP. In addition, the Company’s intention to file its Form 10-K on or before March 30, 2007 is based on management assumptions and existing information and involves certain risks and uncertainties, and the Company makes no assurances that it will ultimately do so.
The Company will host its previously-scheduled conference call to discuss its business performance as well as the issues above at 8:30 AM ET on Friday, March 16, 2007. To access the call interested parties should call (913) 981-5542 approximately 10 minutes before it begins. A recording of the call will be available by dialing (719) 457-0820. The code for both calls is 4938307. The Company will also host a web-cast of the conference call, which can be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’
In addition, the Company is scheduled to host its fourth quarter earnings conference call at 8:30 AM ET on Friday, March 30, 2007. Dial-in information will be included in the press release issued that morning.
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX® network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2006, there were 280 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX MPX® and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, and fluctuations in foreign currency and in the large format and general commercial exhibition market.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	Integrated Corporate Relations
Sarah Gormley	Amanda Mullin
212-821-0155	203-682-8243
sgormley@imax.com	Amanda.Mullin@icrinc.com

Business Media:
Sloane & Company, New York
Whit Clay
212-446-1864
wclay@sloanepr.com